EXHIBIT 8(a)

June 4, 2001

Opinion of Davis Polk & Wardwell

E*Trade Group, Inc.
4500 Bohannon Drive
Menlo Park, CA 94025

Ladies and Gentlemen:

          We have acted as counsel for E*TRADE Group, Inc. (“E*TRADE”), a Delaware corporation, in connection with (i) the exchange offer (the “Offer”) by Opus Acquisition Corp., a Delaware corporation (“Merger Subsidiary”) to exchange shares of the common stock of Web Street, Inc., a Delaware corporation (“Web Street”), for shares of the common stock of E*TRADE, (ii) the Merger, as defined and described in the Agreement and Plan of Merger dated as of May 20, 2001 (the “Merger Agreement”) among E*TRADE, Merger Subsidiary and Web Street and (iii) the preparation and filing of the related Registration Statement on Form S-4 (the “Registration Statement”), which includes the Prospectus (the “Prospectus”), filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”) and the Securities Exchange Act of 1934, as amended.

          In connection with this opinion, we have examined the Merger Agreement, the Prospectus and such other documents as we have deemed necessary or appropriate in order to enable us to render our opinion. For purposes of this opinion, we have assumed (i) the validity and accuracy of the documents that we have examined, (ii) that the Offer and Merger would be consummated in the manner described in Merger Agreement and the Prospectus, and that the representations made and the representations to be made by E*TRADE (together with Merger Subsidiary) and Web Street in letters delivered to us dated as of the date hereof are and will be accurate and complete. The opinions expressed herein are based upon existing statutory, regulatory and judicial authority, any of which may be changed at any time with retroactive effect. In addition, our opinions are based solely on the documents that we have examined, the additional information that we have obtained, and the statements contained in the letters from E*TRADE (together with Merger Subsidiary) and Web Street referred to above, which we have assumed will be true as of the consummation of the Offer and the effective time of the Merger. Our opinions cannot be relied upon if any of the facts pertinent to the Federal income tax treatment of the Offer and Merger stated in such documents or in such additional information is, or later becomes, inaccurate, or if any of the statements contained in the letters from E*TRADE (together with Merger Subsidiary) or Web Street referred to above are, or later become, inaccurate.

          Based upon the foregoing, in our opinion, the Offer and Merger will be treated for Federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code and E*TRADE, Web Street and Merger Subsidiary will each be a party to that reorganization within the meaning of Section 368(b) of the Code.

          The preceding are all of the material U.S. federal income tax consequences of the Offer and Merger. However, our opinion does not address U.S. federal income tax consequences which may vary with, or are contingent upon, a shareholder’s individual circumstances. In addition, our opinion does not address any non-income tax or any foreign, state or local tax consequences of the Offer and Merger.

          In accordance with the requirements of Item 601(b)(23) of Regulation S-K under the Securities Act, we hereby consent to the discussion of this opinion in the Prospectus, to the filing of this opinion as an exhibit to the Prospectus and to the reference to our firm under the headings “THE OFFER—Material Federal Income Tax Consequences,” and “LEGAL MATTERS” in the Prospectus. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ DAVIS POLK & WARDWELL